Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Heat Biologics, Inc.

Morrisville, North Carolina

We hereby consent to the incorporation by reference in the Prospectuses constituting a part of this Registration Statement of our report dated March 30, 2020, relating to the consolidated financial statements of Heat Biologics, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. Our report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectuses.

/s/ BDO USA, LLP

Raleigh, North Carolina

December 10, 2020